UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☒  Definitive Additional Materials

☐  Soliciting Material under §240.14a-12

Genesco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒  No fee required.

☐  Fee paid previously with preliminary materials.

☐  Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The Company sent the following communication to its employees.

I want to share an important update as we approach our Annual Meeting on July 21.

As you likely know, one of our shareholders, Bradley Radoff, has nominated two candidates to stand for election to our Board in opposition to Genesco’s nine director nominees.

Earlier this week, Institutional Shareholder Services (ISS), the leading independent proxy advisory firm, recommended that Genesco shareholders vote FOR all nine of Genesco’s director nominees. ISS concluded that there was no compelling case made for change and that our company has good momentum and the right board. We are pleased that their report recognizes the Company’s strategic progress, operational improvements and performance, underscoring the progress we’ve made together.

In terms of what this means to you, it’s business as usual. A small team is managing the proxy process so the rest of the organization can stay focused on serving our customers, delivering our Plan and building on our momentum. Your hard work and dedication demonstrated every day is what drives our success and that remains our priority.

As a reminder, if you are a Genesco shareholder, your vote is important. Our Board unanimously recommends that shareholders vote FOR ONLY Genesco’s nine director nominees on the WHITE proxy card and discard any gold proxy card you may receive. If you need assistance voting your shares, please contact our proxy solicitor, Innisfree M&A, at (877) 750-2689 (U.S. and Canada) or +1 (412) 232-3651 (international). For resources on the proxy vote, please visit www.VoteGenesco.com.

Thank you for your ongoing commitment and for all you do for Genesco.

Mimi E. Vaughn

Board Chair, President and Chief Executive Officer

Genesco Inc.